UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2016

Halyard Health, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36440	46-4987888
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5405 Windward Parkway, Suite 100 South, Alpharetta, Georgia 30004

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (678) 425-9273

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 5, 2016, Halyard Health, Inc. (“Halyard”) entered into a Share Purchase Agreement (the “Share Purchase Agreement”) by and among Halyard, Medsystems Holdings, Inc., a Delaware corporation (“Medsystems”), and Medsystems Holdings, LLC (the “Seller”), providing for the acquisition by Halyard of all of the issued and outstanding capital stock (the “Shares”) of Medsystems (the “Acquisition”).

Medsystems is a global medical device company that develops, manufactures and markets enteral access devices to hospitals, nursing homes and home care. Halyard expects the Acquisition to close in the second quarter of 2016.

The total purchase price for the Shares is cash in an amount equal to $174 million, to be paid on a cash-free, debt-free basis, and is subject to certain adjustments based on the working capital of Medsystems at the closing.

The closing of the Acquisition is subject to the satisfaction or waiver of certain customary conditions to closing, including, among others, (i) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) the absence of any law, regulation, order or injunction issued by a court or other governmental entity prohibiting the Acquisition, declaring the Acquisition unlawful or causing the Acquisition to be rescinded, and (iii) the absence of any pending proceeding by a governmental authority to enjoin, restrain or otherwise prohibit the Acquisition. Each party’s obligation to consummate the Acquisition is also conditioned upon the accuracy of the other party’s representations and warranties (generally subject, in the case of Medsystems’ representations, to a material adverse effect standard and, in the case of Halyard’s representations, to a materiality standard) and the other party having performed in all material respects its obligations under the Share Purchase Agreement. Halyard’s obligation to consummate the Acquisition is further subject to the absence of a change, event or occurrence that has had or would reasonably be expected to have a material adverse effect on Medsystems and its subsidiaries, taken as a whole.

The Share Purchase Agreement contains customary representations, warranties and covenants from both Medsystems and Halyard. Subject to certain exceptions and limitations, Halyard and the Seller have agreed to indemnify each other for breaches of representations, warranties, covenants and other specified matters contained in the Share Purchase Agreement. A total of $8.7 million of the purchase price otherwise payable to the Seller at the closing will be held in an escrow account for a period of up to 18 months to satisfy the Seller’s indemnification obligations. In addition, Halyard has obtained representation and warranty insurance, which provides $15 million of coverage for losses related to breaches of the representations and warranties of Medsystems or the Seller contained in the Share Purchase Agreement, subject to deductibles and certain other terms and conditions.

The Share Purchase Agreement contains certain customary termination rights for each of Halyard and the Seller. The Share Purchase Agreement may be terminated by mutual consent of Halyard and the Seller or by either Halyard or the Seller if the closing of the Acquisition has not occurred prior to August 5, 2016. The Share Purchase Agreement may also be terminated by either Halyard or the Seller if the other party is in breach of the Share Purchase Agreement and such breach has prevented the satisfaction of its closing conditions and has not been cured or waived.

The foregoing description of the terms of the Share Purchase Agreement and the Acquisition does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Share Purchase Agreement attached hereto as Exhibit 2.1, which is incorporated herein by reference.

The Share Purchase Agreement contains various representations and warranties made by the parties solely for the benefit of the other parties to the Share Purchase Agreement. In addition, such representations and warranties (a) have been made only for purposes of the Share Purchase Agreement, (b) have been qualified by confidential disclosures made to the other parties in connection with the Share Purchase Agreement, (c) are subject to materiality qualifications contained in the Share Purchase Agreement that may differ from what may be viewed as material by investors, (d) were made only as of the date of the Share Purchase Agreement or such other date as is specified in the Share Purchase Agreement, and (e) have been included in the Share Purchase Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Accordingly, the Share Purchase Agreement is included with this filing only to provide investors with information regarding the terms of the Share Purchase Agreement, and not to provide investors with any other factual information regarding Medsystems or its business. Investors should not rely on the representations or warranties or any descriptions thereof as characterizations of the actual state of facts or condition of Medsystems or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Share Purchase Agreement, which subsequent information may or may not be fully reflected in Halyard’s public disclosures.

Item 8.01. Other Events.

On April 11, 2016, Halyard issued a press release announcing that it had entered into the Purchase Agreement. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit
Number	Description

2.1	Share Purchase Agreement, dated as of April 5, 2016, by and among Halyard Health, Inc., Medsystems Holdings, Inc., and Medsystems Holdings, LLC.

99.1	Press Release dated April 11, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Halyard Health, Inc.

Date: April 11, 2016	By:	/s/ John W. Wesley
		Name:	John W. Wesley
		Title:	Senior Vice President, General Counsel and Chief Ethics and Compliance Officer

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Share Purchase Agreement, dated as of April 5, 2016, by and among Halyard Health, Inc., Medsystems Holdings, Inc., and Medsystems Holdings, LLC.

99.1	Press Release dated April 11, 2016.